Exhibit 19.1 Wealthfront Corporation Insider Trading Policy Version 1.0 Effective Date: December 11, 2025

Wealthfront Corporation Insider Trading Policy Page 2 Approved: November 28, 2025 Purpose ......................................................................................................................................... 3 Persons covered by this policy ..................................................................................................... 4 What this policy covers ................................................................................................................. 4 Prohibited activities and other restrictions .................................................................................... 6 Insider Restrictions ........................................................................................................... 6 Additional restrictions applicable to Section 16 Insiders and Designated Insiders ........... 7 Exceptions to prohibited activities ..................................................................................... 8 Other legal restrictions .................................................................................................................. 8 When trading is allowed ................................................................................................................ 9 Blackout periods ............................................................................................................... 9 Permitted trades under 10b5-1 plans .............................................................................. 10 Other Trading Arrangements .......................................................................................... 12 There are significant consequences for violating insider trading laws ........................................ 12 Consequences of violating this policy ......................................................................................... 12 Administration ............................................................................................................................. 13 Reporting violations .................................................................................................................... 13 Changes to this policy ................................................................................................................. 13 Trading by the company ............................................................................................................. 13 Appendix A .................................................................................................................................. 14 Section 16 Insiders ......................................................................................................... 14 Designated Insiders ........................................................................................................ 14 Insiders ........................................................................................................................... 14 Appendix B .................................................................................................................................. 15

Wealthfront Corporation Insider Trading Policy Page 3 Approved: November 28, 2025 Purpose Wealthfront Corporation (the “Company,” “we,” “us” or “our”) is committed to promoting high standards of honest and ethical business conduct and compliance with laws, rules and regulations. The Company and our Board of Directors (the “Board”) have adopted this Insider Trading Policy (the “Policy”) governing the purchase, sale and other dispositions of the Company’s securities by the individuals and entities covered by this Policy to promote compliance with insider trading laws, rules and regulations, as well as applicable stock exchange listing standards. Questions about this Policy should be directed to compliance@wealthfront.com. Insider trading happens when someone who is in possession of material nonpublic information (“MNPI”) trades securities on the basis of that information or discloses MNPI to someone else who trades on the basis of that information. If you are considering trading our stock or other securities, please keep these three key points in mind: ● Never buy or sell our securities when in possession of MNPI; ● Keep all MNPI confidential, including from your family and friends; and ● When in doubt about whether you have MNPI, ask before trading. You are responsible for understanding and following this Policy and for the consequences of any actions you may take. Our insider trading compliance officer (the “Designated Compliance Officer”), as designated by the Board, a committee thereof, or our Chief Executive Officer, will assist with implementing, interpreting and enforcing this Policy, pre-clearing trading activities of certain people and pre-approving any 10b5-1 Plans (as discussed more fully later in this Policy); provided that if the Designated Compliance Officer’s service with the Company terminates, if the Designated Compliance Officer resigns from the role, or if no one else has been named as a Designated Compliance Officer by the Board, a committee thereof, or our Chief Executive Officer, then our Chief Legal Officer will serve as the Designated Compliance Officer for the purposes of this Policy. If you suspect or become aware of any unauthorized disclosure of MNPI, you must immediately report it to the Designated Compliance Officer or through the procedures outlined in the Company's Whistleblower and Non-Retaliation Policy. The Company will investigate all reported incidents and take appropriate action to address any violations of this Policy.

Wealthfront Corporation Insider Trading Policy Page 4 Approved: November 28, 2025 As noted above, the Designated Compliance Officer, as designated by the Board, a committee thereof, or our Chief Executive Officer, will be responsible for implementing and enforcing this Policy. The Designated Compliance Officer shall, with respect to this Policy, report directly to the Board or its designated committee, ensuring independent oversight of insider trading compliance. To the extent a Designated Compliance Officer has not been named or the person serving as the Designated Compliance Officer resigns from or otherwise leaves the role, the Chief Legal Officer will assume this role and maintain this direct reporting line to the Board. The Designated Compliance Officer may grant exceptions to the Policy, in each case only in accordance with applicable laws and regulations. Persons covered by this policy This Policy applies to our employees (including temporary employees, part-time employees and interns), Board members, consultants, and certain designated contractors, as well as to their immediate family members, people sharing their households and anyone subject to their influence or control. It applies as well to entities such as venture capital funds, partnerships, trusts and corporations which are associated or affiliated with our employees, Board members, consultants, and designated contractors. An “immediate family member” under this Policy means any child, stepchild, parent, stepparent, spouse, domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of a person, and includes any person (other than a tenant or employee) sharing the household of that person. We will refer to all of these individuals and entities to whom this Policy applies individually as “you” and “Insider” and collectively as “Insiders.” Additional trading restrictions in this Policy apply to our officers (as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and directors (together with the officers, the “Section 16 Insiders”) and to the individuals listed on Appendix A (“Designated Insiders”) who are not Section 16 Insiders but who have regular access to MNPI in the normal course of their job. The list of Designated Insiders may be modified from time to time by our Designated Compliance Officer. If you are aware of MNPI when your employment or service relationship with the Company ends, you still may not trade our securities until that MNPI has become public or is no longer material. What this policy covers The primary purpose of this Policy is to prevent people who are in possession of MNPI from trading in our stock or other securities on the basis of that MNPI or disclosing MNPI to someone else who trades on the basis of that information.

Wealthfront Corporation Insider Trading Policy Page 5 Approved: November 28, 2025 “Material information” is information about the Company that a reasonable stockholder would consider important in making a decision to purchase or sell the Company’s securities. Material information can be positive or negative and can relate to virtually any aspect of the Company’s business or its securities. Examples of material information may include: ● historical or forecasted revenues, earnings or other financial results; ● historical or forecasted assets under management or other key metrics; ● historical or forecasted client acquisition or retention rates or user growth metrics; ● significant new products or services or other product developments; ● significant new contracts or partners or the loss of a significant contract or partner; ● significant developments regarding the Company’s technology or business operations; ● possible mergers or acquisitions or dispositions of significant subsidiaries or assets; ● major new litigation or regulatory inquiries or developments in existing litigation or inquiries; ● significant cybersecurity incidents or data breaches; ● significant developments in borrowings, or financings or capital investments; ● significant changes in financial condition or asset value or liquidity issues; ● changes in our Board or senior management; ● significant changes in corporate strategy; ● restatements of historical financial statements; ● changes in accounting methods and write-offs; and ● stock offerings, stock splits or changes in dividend policy. This list is illustrative only and is not intended to provide a comprehensive list of circumstances that could constitute or result in material information. Determination of what may constitute material information will depend upon the facts and circumstances in each particular situation.

Wealthfront Corporation Insider Trading Policy Page 6 Approved: November 28, 2025 “Nonpublic” means that the confidential information has not yet been shared broadly outside the Company. Please also remember that you may possess confidential information relating to or belonging to our clients, partners or other third parties, and that it is equally important that you treat this information with the same care with which we treat our own information. If you are not sure whether information is considered public, you should either consult with our Designated Compliance Officer or assume that the information is nonpublic and treat it as confidential. This Policy applies to all transactions involving our securities, including common stock, restricted stock units (“RSUs”), options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock or convertible notes, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. Prohibited activities and other restrictions Insider Restrictions The following is a list of prohibited activities for all Insiders: ● Trading with MNPI: Trade our securities while in possession of MNPI (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy). ● Trading Windows and Blackout Periods: Trade our securities outside of a Trading Window or during a Blackout Period designated by our Designated Compliance Officer (other than pursuant to a 10b5-1 Plan entered into in accordance with this Policy). See the definition of “Trading Window” and “Blackout Period” below. ● Gifts & Other Transfers without Consideration: Unless approved in advance by our Designated Compliance Officer, make a gift, charitable contribution, or other transfer of our securities without consideration during a period when the Insider cannot trade. ● Sharing MNPI: Share MNPI with anyone (i) outside the Company, unless required by your job and such person is under a non-disclosure agreement, or as authorized by our Designated Compliance Officer, or (ii) within the Company except on a need-to-know basis. ● Tipping: Give trading advice about the Company or disclose MNPI to anyone who might trade on that information. “Tipping” is defined as the unauthorized disclosure of MNPI to third parties who might trade on that information. This includes sharing MNPI with family, friends, or other individuals

Wealthfront Corporation Insider Trading Policy Page 7 Approved: November 28, 2025 or entities outside the Company, unless the advice is to tell someone not to trade our securities because the trade would violate this Policy or the law. ● Derivative Securities: Other than the exercise of equity awards issued by us, engage in transactions involving options or other derivative securities on our stock, such as puts and calls, whether on an exchange or in any other market. ● Hedging & Monetization Transactions: Engage in hedging or monetization transactions involving our securities, such as zero cost collars and forward sale contracts, or contribute our securities to exchange funds in a manner that could be interpreted as hedging in our stock. ● Short Sales: Engage in short sales of our securities, meaning a sale of securities that you do not own, including short sales “against the box.” ● Pledges: Use or pledge our securities as collateral in a margin account or as collateral for a loan unless the pledge has been approved by our Designated Compliance Officer and is conducted in accordance with any applicable policy or guidelines of the Company regarding pledging. ● Distributions: Distribute our securities to limited partners, general partners or stockholders of any entity outside of a Trading Window or during a Blackout Period, unless those limited partners, general partners or stockholders have agreed in writing to hold the securities until the next open Trading Window. ● MNPI about Other Companies: Engage in any of the above activities for securities you own in any other company if you have MNPI about that company obtained in the course of your service to the Company. Additional restrictions applicable to Section 16 Insiders and Designated Insiders In addition to the restrictions noted above and elsewhere in this Policy, Section 16 Insiders and Designated Insiders must also comply with the following: Section 16 Insiders may only trade in our securities pursuant to a 10b5-1 Plan entered into in accordance with this Policy, unless such trades are approved as follows below. If you are a Section 16 Insider or a Designated Insider, prior to trading our securities other than pursuant to a 10b5-1 Plan, you must obtain pre-approval from our Designated Compliance Officer (or in the case of the Designated Compliance Officer, by the Company’s Chief Executive Officer) by: (a) providing written notification of the amount and nature of the proposed trade, (b) certifying no earlier than two business days prior to the proposed trade that you have no MNPI and, to your knowledge, you will have

Wealthfront Corporation Insider Trading Policy Page 8 Approved: November 28, 2025 no MNPI as of the proposed trade date, and (c) receiving email confirmation from our Designated Compliance Officer approving the trade, which approval can be granted or denied at their discretion. You may satisfy (a) and (b) by emailing the required information and certification to our Designated Compliance Officer and must notify the Designated Compliance Officer promptly via email of any changes to the certification in (b) prior to the proposed trade. Exceptions to prohibited activities The trading restrictions of this Policy do not apply to the following: ● Certain 401(k) Plan Transactions: Investing 401(k) plan contributions in a company stock fund in accordance with the terms of our 401(k) plan. However, any changes to your investment election regarding the Company’s securities are subject to trading restrictions under this Policy. ● Certain ESPP Transactions: Purchasing our stock through periodic or automatic payroll contributions under our Employee Stock Purchase Plan (“ESPP”). However, ESPP withdrawal, changes to elections and any sales of stock acquired under the ESPP are subject to trading restrictions under this Policy. ● Certain Transactions Involving Options: Exercising stock options granted under our equity incentive plans for cash or by delivering to the Company previously owned Company stock or through a net exercise of a stock option that is permitted by the Company’s equity incentive plans and that does not involve a sale of shares in the open market. Payment of taxes in connection with exercising stock options granted under our equity incentive plans pursuant to net withholding arrangements approved by the Company for the payment of taxes upon the exercise of stock options and that does not involve a sale of shares in the open market. However, the sale of any shares issued on the exercise of stock options, as well as any cashless exercise of stock options in which stock is sold on the open market to pay the exercise price or taxes (i.e., “same-day sales” or a “sell- to-cover” transaction), is subject to trading restrictions under this Policy. ● RSU Settlement: The settlement of RSUs pursuant to a net settlement or a “sell-to-cover” for non- discretionary, automatic tax withholdings initiated and approved by the Company for the payment of taxes upon the vesting of RSUs. Other legal restrictions The trading prohibitions of this Policy are not the only stock-trading rules and regulations you need to follow. You should be aware of additional prohibitions and restrictions set by contract or by federal and state securities laws and regulations (e.g., contractual restrictions on the resale of securities, rules on

Wealthfront Corporation Insider Trading Policy Page 9 Approved: November 28, 2025 short swing trading by Section 16 Insiders, and compliance with Rule 144 under the Securities Act of 1933, as amended). Any Insider who is uncertain whether other prohibitions or restrictions apply should ask our Designated Compliance Officer. The requirements of this Policy are in addition to any other of Wealthfront’s policies and procedures, which may be more restrictive than this Policy (including with respect to, for example, personal trading requirements, investing in initial public offerings, and compliance with restricted lists). When trading is allowed To promote compliance with insider trading laws, we have designated periods where Insiders can trade in our securities, which are described below: Blackout periods ● You cannot trade during a blackout period. Insiders (including Designated Insiders) are prohibited from trading during a Blackout Period. Quarterly Blackout Periods for Designated Insiders start at the close of trading on the 15th calendar day of the third month of Wealthfront’s then-current fiscal quarter. Quarterly Blackout Periods for Insiders (other than Designated Insiders) start at the close of trading on the 21st calendar day of the third month of Wealthfront’s then-current fiscal quarter. In the event that such calendar days fall on a weekend, holiday, or other non-trading day, the Blackout Period shall be deemed to start at the close of trading on the preceding trading day. All Quarterly Blackout Periods end after the close of trading on the next full trading day following the widespread public release of our quarterly or year-end operating results. In addition to these periods, the Designated Compliance Officer, at their discretion, may designate special trading restrictions that apply to specific individuals or groups of people (including all Insiders) for as long as our Designated Compliance Officer determines. Such quarterly and specially-designated periods shall collectively be called “Blackout Periods.” No Insider or other employee (if specially designated) subject to a Blackout Period may trade our securities during any such Blackout Period. Additionally, no Insider subject to a Blackout Period is permitted to tell anyone who is not subject to the Blackout Period that a Blackout Period has been designated or that one previously was in place, because information about our Blackout Periods also constitutes confidential information that cannot be disclosed externally. You also should not disclose the existence or expiration of any specially-designated periods (i.e., special trading restrictions) to anyone outside or inside the Company. ● You can only trade in a trading window. Periods other than Blackout Periods may be referred to as Trading Windows. Other than pursuant to a 10b5-1 Plan, Insiders are allowed to trade our securities only during a Trading Window, which opens after the close of trading on the next full trading day following the widespread public release of our quarterly or year-end operating results,

Wealthfront Corporation Insider Trading Policy Page 10 Approved: November 28, 2025 and closes at the close of trading on the 21st calendar day (for Insiders (other than Designated Insiders), as described above) or 15th calendar day (for Designated Insiders, as described above) of the third month of the then-current fiscal quarter (the “Trading Window”). In the event that such calendar days fall on a weekend, holiday, or other non-trading day, the Trading Window shall be deemed to close at the close of trading on the preceding trading day. For example, if we publicly announce our quarterly financial results after close of trading on a Monday (or before trading begins on a Tuesday), then the first time an Insider can trade our securities is after the close of market on Tuesday (effectively at the opening of the market on Wednesday for regular trading). However, if we announce quarterly financial results after trading begins on that Wednesday, then the first time the Insider can trade is after the close of market on Thursday (effectively at the opening of the market on Friday for regular trading). ● Even during a trading window, you are not allowed to trade while in possession of MNPI. Even during a Trading Window, you still may not trade our securities if you possess MNPI at that time. An Insider who possesses MNPI during a Trading Window may only trade our securities after the close of trading on the next full trading day following our widespread public release of that MNPI. Permitted trades under 10b5-1 plans We allow Insiders to trade in our securities while in possession of MNPI, outside of a Trading Window or during a Blackout Period, pursuant to a “10b5-1 Plan.” What Is a 10b5-1 Plan? A “10b5-1 Plan” is a written plan for selling or purchasing a predetermined number of shares that is entered into while an Insider is not in possession of MNPI as contemplated in Rule 10b5-1. Who Can Enter Into a 10b5-1 Plan? We allow any Insider to enter into a 10b5-1 Plan. How Do I Adopt a 10b5-1 Plan? Any insider interested in setting up a 10b5-1 plan must consult with our Designated Compliance Officer, who will provide guidance on approved administrators and implementation procedures. The Designated Compliance Officer will assist in identifying suitable plan administrators and promoting compliance with all applicable requirements. If you are interested in setting up a 10b5-1 Plan, you should consult with our Designated Compliance Officer and make sure that: ● The 10b5-1 Plan complies with the requirements of Rule 10b5-1 under the Exchange Act and this Policy. ● You have certified to our Designated Compliance Officer in writing, no earlier than two business days prior to the date that the 10b5-1 Plan is formally adopted (and shall not have withdrawn such

Wealthfront Corporation Insider Trading Policy Page 11 Approved: November 28, 2025 certification prior to such adoption), that as of such date and as of the adoption date of the 10b5-1 Plan, (i) you are not and, to your knowledge, will not be, aware of MNPI, (ii) all trades to be made pursuant to the 10b5-1 Plan will be in accordance with applicable SEC rules, (iii) you are adopting the 10b5-1 Plan in good faith and not as part of a plan or scheme to evade the prohibitions of Section 10(b) of the Exchange Act and Rule 10b-5 of the Exchange Act, and (iv) you will act in good faith with respect to the 10b5-1 Plan throughout its duration. This certification may be made in an email to our Designated Compliance Officer or utilizing any such administrative system the Company’s Compliance team may subsequently implement or designate. You must notify the Designated Compliance Officer promptly via email or such administrative system and withdraw the certification if any changes of circumstances prior to the adoption date of the 10b5-1 Plan have rendered, or will render, such certification to be inaccurate as of that time. ● The first trade under the 10b5-1 Plan does not occur (i) for a Section 16 Insider: until the later of (A) ninety (90) days after adoption of the 10b5-1 Plan and (B) two (2) business days following the disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the completed fiscal quarter in which the 10b5-1 Plan was adopted that discloses the Company’s financial results (but not to exceed 120 days following the adoption of the 10b5-1 Plan); and (ii) for persons other than Section 16 Insiders: thirty (30) days after adoption of the 10b5-1 Plan, in each case, following our Designated Compliance Officer’s approval of the 10b5-1 Plan. These waiting periods are collectively referred to as the “Cooling-Off Period.” ● The 10b5-1 Plan is not a single-trade 10b5-1 Plan adopted during the 12-month period immediately following the person’s adoption of another single-trade 10b5-1 Plan, subject to the exceptions noted in Rule 10b5-1, which are provided for you in Appendix B hereto. ● The 10b5-1 Plan is adopted during a Trading Window and not during any Blackout Period. ● A person may have no more than one 10b5-1 Plan adopted at any point in time (i.e., multiple concurrent or overlapping plans are prohibited), subject to the exceptions noted in Rule 10b5-1, which are provided for you in Appendix B hereto. One of these exceptions is for plans authorizing certain “sell-to-cover” transactions. Approval of a 10b5-1 Plan by our Designated Compliance Officer and/or an acknowledgment of a 10b5- 1 Plan by the Company shall not be considered a determination by us, our Designated Compliance Officer, or the Company that the 10b5-1 Plan satisfies the requirements of Rule 10b5-1. How Do I Modify a 10b5-1 Plan? Once you have an approved 10b5-1 Plan in place, you will need approval from our Designated Compliance Officer to make certain changes to it. Modifying or changing

Wealthfront Corporation Insider Trading Policy Page 12 Approved: November 28, 2025 the amount, price, or timing of the purchase or sale of our securities underlying the 10b5-1 Plan (or a modification or change to a written formula or algorithm, or computer program that affects the amount, price, or timing of the purchase or sale of such securities) (any such modification or change, a “Plan Modification”) will be deemed to be the same as terminating your existing 10b5-1 Plan and entering into a new 10b5-1 Plan. As a result, the approval process for a Plan Modification is the same as the approval process for initially adopting a 10b5-1 Plan, including being subject to a new Cooling-Off Period. We discourage you from making multiple Plan Modifications, as that may give the appearance that you are trading on MNPI under the guise of that plan. Plan Modifications can only be made during a Trading Window and not during any Blackout Period and only when you are not in possession of MNPI. For other modifications to a 10b5-1 Plan, you must notify the Designated Compliance Officer of such modification in writing at least two business days prior to the modification and such modification must be approved by the Designated Compliance Officer. How Do I Terminate a 10b5-1 Plan? Once you have an approved 10b5-1 Plan in place, you will need approval from our Designated Compliance Officer to terminate it. Other Trading Arrangements Insiders are not allowed to enter into “non-Rule 10b5-1 trading arrangements” (as defined in Regulation S-K Item 408(c)) unless otherwise approved in advance by the Designated Compliance Officer. There are significant consequences for violating insider trading laws The consequences of violating the insider trading laws can be severe. People who violate insider trading laws may be required to disgorge profits made or losses avoided by trading, pay the loss suffered by the persons who purchased securities from or sold securities to the insider tippee, pay civil fines of up to three times the profit made or loss avoided, pay a criminal penalty of up to $5 million for individuals and $25 million for entities and serve a prison term of up to 20 years. In addition, individual directors, officers and other supervisory personnel may also be required to pay major civil or criminal penalties for failure to take appropriate steps to prevent insider trading by those under their supervision, influence or control. Consequences of violating this policy We may impose discipline on anyone violating this Policy, up to and including termination of employment, and we may issue stop transfer orders to our transfer agent or take other action to prevent any attempted trades that would violate this Policy.

Wealthfront Corporation Insider Trading Policy Page 13 Approved: November 28, 2025 Administration The Designated Compliance Officer will administer and interpret this Policy and enforce compliance as needed. The Designated Compliance Officer may consult with the Company’s outside legal counsel as needed. The Designated Compliance Officer may designate other individuals to perform the Designated Compliance Officer’s duties under this Policy. Neither the Company nor the Designated Compliance Officer will be liable for any act taken under this Policy. Neither the Company nor the Designated Compliance Officer is responsible for any failure to approve a trade or for imposing any Blackout Period. The Designated Compliance Officer is responsible for maintaining records of all trading requests, approvals and denials. Reporting violations Any Insider who violates this Policy or any federal or state laws governing insider trading or tipping, or who learns of any such violation by any other Insider, must report the violation immediately to our Designated Compliance Officer. To anonymously submit a concern or complaint regarding a possible violation of this Policy, you should follow the procedures outlined in our Whistleblower Policy, which is available on Wealthfront’s internal wiki. All individuals are required to fully cooperate with any internal or external investigation of suspected violations. Anyone who violates this Policy may be subject to disciplinary measures, up to and including termination of employment. The Company may also report violations to relevant regulatory authorities as appropriate in light of the surrounding circumstances. Changes to this policy Our Board reserves the right in its sole discretion to modify or grant waivers to this Policy. For the avoidance of doubt, unless expressly stated by the Board, any waiver, amendment or modification of this Policy by the Board shall not be considered a waiver of the Company’s Code of Business Conduct and Ethics. Trading by the company We will not transact in our securities unless in compliance with applicable U.S. securities laws, rules and regulations and applicable Nasdaq listing standards.

Wealthfront Corporation Insider Trading Policy Page 14 Approved: November 28, 2025 Appendix A Section 16 Insiders 1. Executive officers a. Chief Executive Officer and President b. Chief Financial Officer and Treasurer c. Vice President of Engineering d. Chief Legal Officer, Chief Compliance Officer, and Secretary e. Chief Technology Officer 2. All members of the Board Designated Insiders 1. All members of the Board 2. All executive staff members (“Estaff”) 3. All employees in Finance, Accounting, Investor Relations, and Communications that prepare (or assist with preparing) SEC filings and related earnings materials 4. All members of the Legal and Compliance functions that prepare (or assist with preparing) SEC filings and related earnings materials 5. All members of the Disclosure Committee 6. Additional individuals to be identified by the Designated Compliance Officer Insiders As noted in this Policy, all employees, Board members, consultants, and contractors designated as being subject to this Policy, as well as their immediate family members, people sharing their households and anyone subject to their influence or control, shall be deemed Insiders.

Wealthfront Corporation Insider Trading Policy Page 15 Approved: November 28, 2025 Appendix B Exceptions to the Multiple, Overlapping 10b5-1 Plan Restriction Such exceptions are: ● An eligible “sell-to-cover” 10b5-1 Plan where such plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales. For the avoidance of doubt, this exception does not extend to sales incident to the exercise of option awards. ● A series of separate contracts with different broker-dealers or other agents acting on behalf of the person (other than the Company) to execute trades thereunder may be treated as a single 10b5-1 Plan, provided that the individual constituent contracts with each broker-dealer or other agent, when taken together as a whole, meet all of the applicable conditions of and remain collectively subject to the provisions of Rule 10b5-1, including that a modification of any individual contract acts as modification of the whole 10b5-1 Plan, as defined in Rule 10b5- 1(c)(1)(iv). The substitution of a broker-dealer or other agent acting on behalf of the person (other than the Company) for another broker-dealer that is executing trades pursuant to a 10b5-1 Plan shall not be a “Plan Modification” as long as the purchase or sales instructions applicable to the substitute and substituted broker are identical with respect to the prices of securities to be purchased or sold, dates of the purchases or sales to be executed, and amount of securities to be purchased or sold. ● One later-commencing 10b5-1 Plan for purchases or sales of any securities of the Company on the open market under which trading is not authorized to begin until after all trades under the earlier-commencing 10b5-1 Plan are completed or expired without execution. However, if the earlier-commencing 10b5-1 Plan does not end naturally pursuant to its existing terms without action by the 10b5-1 Plan participant, the first trade under such later-commencing 10b5-1 Plan must be scheduled after the “Effective Cooling-Off Period,” or the Cooling-Off Period that would be applicable to the later-commencing 10b5-1 Plan if the date of adoption of the later- commencing 10b5-1 Plan were deemed to be the date of termination of the earlier- commencing 10b5-1 Plan.

Wealthfront Corporation Insider Trading Policy Page 16 Approved: November 28, 2025 Exceptions to the Single-Trade 10b5-1 Plan Restriction There is an exception for eligible “sell-to-cover” 10b5-1 Plans where the plan authorizes an agent to sell only such securities as are necessary to satisfy tax withholding obligations arising exclusively from the vesting of a compensatory award, such as restricted stock or stock appreciation rights, and the Insider does not otherwise exercise control over the timing of such sales.